Exhibit B-2(a)

                                    GUARANTY

      GUARANTY, dated as of March 30, 2001 (this "Guaranty"), of GPU, INC., a Pennsylvania corporation (the "Parent"), in favor of the Administrative Agent, the LC Issuer and the Lenders under the Credit Agreement referred to herein.

                             W I T N E S S E T H:

       WHEREAS, the Parent is the direct owner of 100% of the outstanding common stock of MYR Group, Inc., a Delaware corporation (the "Borrower");

       WHEREAS, the Borrower has made and intends to make borrowings from the Lenders pursuant to that certain $50,000,000 Credit Agreement, dated as of November 28, 2000 (said Agreement, as it may hereafter be amended or otherwise modified from time to time, being the "Credit Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined), among the Borrower, the Lenders named therein and Bank One, NA, as Administrative Agent and LC Issuer thereunder;

       WHEREAS, the Parent desires to enter into this Guaranty in order to enable the Borrower to incur and maintain debt under the Credit Agreement; and

       WHEREAS, the Parent understands and agrees that the Agent, the LC Issuer and the Lenders will rely hereon in making and maintaining extensions of credit to the Borrower;

       NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows for the benefit of the Administrative Agent, the LC Bank and each Lender:

       SECTION 1. Guaranty. (a) The Parent hereby unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations (whether payable at scheduled maturity, upon acceleration, as a mandatory prepayment or otherwise) of the Borrower now or hereafter existing under the Credit Agreement, whether for principal, interest, fees, expenses or otherwise (such obligations being the "Obligations"), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Agent, the LC Issuer and any Lender in enforcing any rights under this Guaranty. Without limiting the generality of the foregoing, the Parent's liability shall extend to all amounts that constitute part of the Obligations and would be owed by the Borrower to the Agent, the LC Issuer and the Lenders under the Credit Agreement and the other documents entered into in connection therewith (collectively, the "Loan Documents") but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower.


       SECTION 2. Guaranty Absolute. The Parent guarantees that the Obligations will be paid strictly in accordance with the terms of the Credit Agreement, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent, the LC Issuer or any Lender, as the case may be, with respect thereto. The obligations of the Parent under this Guaranty are independent of the Obligations, and a separate action or actions may be brought and prosecuted against the Parent to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or whether the Borrower is joined in any such action or actions. The liability of the Parent under this Guaranty shall, to the fullest extent permitted by law, be absolute, irrevocable and unconditional irrespective of, and the Parent waives any defense based upon:

            (i) any lack of validity or enforceability of the Credit Agreement or any other agreement or instrument relating thereto;

            (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from the Credit Agreement, including, without limitation, any increase in the Obligations resulting from the extension of additional credit to the Borrower;

            (iii) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Obligations;

            (iv) any manner of application of collateral, or proceeds thereof, to all or any of the Obligations, or any manner of sale or other disposition of any collateral for all or any of the Obligations or any other assets of the Borrower;

            (v) any change, restructuring or termination of the corporate structure or existence of the Borrower; or

            (vi) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by the Agent, the LC Issuer or any Lender upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

       SECTION 3. Waiver. The Parent hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Guaranty and any requirement that the Agent, the LC Issuer or any Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against the Borrower or any other Affiliate or any collateral.

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

       SECTION 4. Subrogation. The Parent will not exercise any rights which it may acquire by way of subrogation under this Guaranty, by any payment made hereunder or otherwise, until all the Obligations and all other amounts payable under this Guaranty shall have been paid in full and the Commitments shall have expired or terminated. If any amount shall be paid to the Parent on account of such subrogation rights at any time prior to the later of (x) the payment in full of the Obligations and all other amounts payable under this Guaranty and
(y) the expiration or termination of the Commitments, such amount shall be held in trust for the benefit of the Agent, the LC Issuer and the Lenders and shall forthwith be paid to the Agent to be credited and applied upon the Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement and the other Loan Documents or to be held by the Agent as collateral security for any Obligations thereafter existing. If (i) the Parent shall make payment to the Agent, the LC Issuer and the Lenders of all or any part of the Obligations, (ii) all the Obligations and all other amounts payable under this Guaranty shall be paid in full and (iii) the Commitments shall have expired or terminated, the Agent, the LC Issuer and the Lenders (as appropriate) will, at the Parent's request, execute and deliver to the Parent appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Parent of an interest in the Obligations resulting from such payment by the Parent.

       SECTION 5. Representations and Warranties of the Parent. The Parent represents and warrants as follows:

       (a) The Parent is a corporation duly incorporated, validly subsisting and in good standing under the laws of Pennsylvania.

       (b) The execution, delivery and performance by the Parent of this Guaranty are within the Parent's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Parent's charter or by-laws or (ii) any applicable law or any material contractual restriction binding on or affecting the Parent, and do not result in or require the creation of any Lien upon or with respect to any of its purposes.

       (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Parent of this Guaranty, except for an appropriate order of the SEC under the Public Utility Holding Company Act of 1935, as amended (the "Utility Act"), which order has been duly obtained, is in full force and effect, is sufficient for its purpose and is not subject to any pending or, to the knowledge of the Parent, threatened appeal or other proceeding seeking reconsideration or review thereof.

      (d) This Guaranty is a legal, valid and binding obligation of the Parent enforceable against the Parent in accordance with its terms.

       (e) The audited consolidated balance sheet of the Parent and its Subsidiaries as at December 31, 1999, and the related audited consolidated statements of income and retained earnings of the Parent and its Subsidiaries for the fiscal year then ended, together with the notes thereto, and the unaudited consolidated balance sheet of the Parent and its Subsidiaries as at September 30, 2000, and the related unaudited consolidated statements of income and retained earnings of the Parent and its Subsidiaries for the nine-month period then ended, together with the notes thereto, copies of which have been furnished to the LC Issuer and each Lender, fairly present (subject, in the case of such unaudited financial statements, to year-end adjustments) the financial condition of the Parent and its Subsidiaries as at such dates and the results of the operations of the Parent and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accountings principles consistently applied. Except as disclosed in the Annual Report of the Parent or any Utility Subsidiary (each, a "GPU Party") on Form 10-K for the fiscal year ended December 31, 1999 or in any GPU Party's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2000, copies of which have been delivered to the Administrative Agent, since December 31, 1999, there has been no material adverse change in such financial condition or results of operations.

       (f) There has not been any failure by the Parent to file at or prior to the time required any reports or other filings with any regulatory authority having jurisdiction over it that would adversely affect the enforceability against the Parent of this Guaranty.

       (g) The Parent is not in default, and no condition exists which with notice or lapse of time or both would constitute a default, under any agreement to which the Parent is a party evidencing Indebtedness with a principal amount equal to or in excess of $20,000,000.

       (h) The Parent owns beneficially and of record, free and clear of all Liens, directly or indirectly 100% of the common stock of each Metropolitan Edison Company, Jersey Central Power & Light Company and Pennsylvania Electric Company (each a "Utility Subsidiary") and of the Borrower.

       (i) Except as disclosed any GPU Party's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 or in any

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


such GPU Party's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2000, copies of which have been delivered to the Agent, there is no pending or, to any such GPU Party's knowledge, threatened action or proceeding affecting any such GPU Party or any of its Subsidiaries before any court, governmental agency or arbitrator that could reasonably be expected to materially adversely affect the financial condition or operations of the Parent or of the Parent and its Subsidiaries, taken as a whole, or could reasonably be expected to materially adversely affect the financial condition or operations of any Utility Subsidiary or any Utility Subsidiary and its Subsidiaries, taken as a whole.

       (j) Schedule B (Actuarial Information) to the 1999 annual report (Form 5500 Series) with respect to each Plan of the Parent, copies of which have been filed with the Internal Revenue Service and furnished to the Agent, is complete and accurate and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status.

       (k) Neither any GPU Party nor any member of the Parent's Controlled Group (an "ERISA Affiliate") has incurred or reasonably expects to incur any material withdrawal liability under ERISA to any Multiemployer Plan of the Parent or any ERISA Affiliate of the Parent.

       (l) Neither the Parent nor the Borrower is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

       SECTION 6. Affirmative Covenants of the Parent. So long as any amount in respect of any Advance shall remain unpaid, any Lender shall have any Commitment or any Obligation (whether contingent or otherwise) shall remain unpaid, the Parent will or will cause each GPU Party to, unless the Required Lenders shall otherwise consent in writing:

       (a) Credit Agreement. To the extent required to prevent the occurrence of an Event of Default, cause the Borrower to perform and observe for the benefit of the Agent and the Lenders each and every covenant and agreement of the Borrower set forth in Article VI of the Credit Agreement, including but not limited to delivering to the Agent and the Lenders all financial statements and financial and other information required to be delivered pursuant to Section 6.1 of the Credit Agreement.

       (b) Payment of Taxes, Etc. Pay and discharge, and with respect to the Utility Subsidiaries, cause the payment and discharge of, all taxes, assessments and governmental charges or levies imposed upon any GPU Party or upon its income or profits, or upon any properties belonging to it, prior to the date on



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


which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien upon any properties of such GPU Party, provided it shall not be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings.

       (c) Performance and Compliance with Other Agreements. Perform and comply with, and with respect to the Utility Subsidiaries, cause the performance by and compliance with, each of the material provisions of each material indenture, credit agreement, contract or other agreement by which such GPU Party is bound, non-performance or non-compliance with which would have a material adverse effect upon such GPU Party's business or credit or materially and adversely affect its ability to perform its obligations hereunder except material contracts or other agreements being contested in good faith.

       (d) Preservation of Corporate Existence, Conduct of Business, Etc. Except to the extent otherwise permitted under Section 7(d), preserve and maintain, and with respect to the Utility Subsidiaries, cause the preservation and maintenance of, such GPU Party's corporate existence in the jurisdiction of its incorporation, and cause the qualification and continued qualification with respect to the Utility Subsidiaries, and qualify and continue to qualify such GPU Party, as a foreign corporation in good standing in each jurisdiction in which such qualification is necessary or desirable in view of its business and operations or the ownership of such GPU Party's properties, except where the failure to be so qualified would not materially adversely affect its financial condition, operations, properties or business, and preserve its material rights, franchises and privileges to conduct its business substantially as conducted on the date hereof.

       (e) Compliance with Laws, Etc. Comply with, and, with respect to the Utility Subsidiaries, cause compliance with, the requirements of all applicable laws, rules, regulations and orders of any governmental authority, non-compliance with which would have a material adverse effect upon such GPU Party's business or credit or in any way materially and adversely affect its ability to perform its obligations hereunder except laws, rules, regulations and orders being contested in good faith.

       (f) Maintenance of Insurance. Maintain, and with respect to the Utility Subsidiaries, cause the maintenance of, insurance in effect at all times in such amounts as are available to such GPU Party and covering such risks as is usually carried by companies of a similar size, engaged in similar businesses and owning similar properties (including, without limitation, the operation and ownership of nuclear generating facilities) in the same general geographical area in which such GPU Party operates, either with responsible and reputable insurance companies or associations, or, in whole or in part, by establishing reserves of one or more insurance funds, either alone or with other corporations or associations.

       (g) Books and Records; Inspection Rights. Keep and, with respect to the Utility Subsidiaries, cause each of them to keep, proper books of record and account in which entries shall be made of all financial transactions and assets and business of such GPU Party in accordance with GAAP; and at any reasonable time and from time to time, permit and, with respect to the Utility Subsidiaries, cause each of them to permit, the Agent, the LC Issuer or any Lender or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, such GPU Party and to discuss the affairs, finances and accounts of such GPU Party with any of its officers or directors.

       (h) Ownership of Utility Subsidiaries and Borrower. Maintain at all times direct or indirect beneficial ownership, free and clear of all Liens other than those permitted by Section 7(a)(iii), of 100% of all outstanding shares of common stock of each Utility Subsidiary and the Borrower.

       (i) Debt to Total Capitalization. Maintain at all times a ratio of Adjusted Debt (as defined below) to Total Capitalization (as defined below) of not more than 0.68 to 1.0. As used herein:

       (i)"Adjusted Debt" means all consolidated Debt of the Parent and its Subsidiaries, less: (A) Subordinated Debt not exceeding the aggregate principal amount of $400,000,000 and (B) Securitization Securities not exceeding the aggregate principal amount of $900,000,000;

       (ii) "Securitization Securities" means transition bonds issued pursuant to the New Jersey Electric Discount and Energy Competition Act or the Pennsylvania Electricity Generation Customer Choice and Competition Act if (and only if) no recourse may be had to the Parent or any of the GPU Parties (or to their respective assets) for the payment of such obligations, other than for failure to collect and pay over the rates, taxes and/or charges provided for in such legislation to service such obligations;

       (iii) "Subordinated Debt" means subordinated Debt incurred by any Utility Subsidiary as a result of the borrowings of the proceeds of any trust-originated or limited partnership-originated preferred securities by such Utility Subsidiary; "Total Capitalization" means the sum of (i) consolidated Debt of the Parent and its Subsidiaries (other than Securitization Securities excluded from the computation of Adjusted Debt), plus (ii) the sum of the capital stock (excluding treasury stock and capital stock subscribed for and unissued) and surplus (including earned surplus, capital surplus, translation adjustment and the balance of the current profit and loss account not transferred to surplus) accounts of the Parent and its Subsidiaries appearing on a consolidated balance sheet of the Parent and its Subsidiaries, in each case prepared as of the date of determination in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 5(e), after eliminating all intercompany transactions and all amounts properly attributable to minority interests, if any, in the stock and surplus of subsidiaries; and (v) "Debt" of any Person shall mean (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services, (d) obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (e) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (d) above,
(f) liabilities in respect of unfunded vested benefits under Plans, and (g) withdrawal liability incurred under ERISA by such Person or any of its Affiliates to any Multiemployer Plan.

      (j) Furnish to the LC Bank and each Lender, and cause each Utility Subsidiary to furnish to the LC Issuer and each Lender:

                     (i) as soon  as  possible  and in any  event  within  three
              Business Days after the occurrence of each Default applicable to such GPU Party and each Unmatured Default applicable to such GPU Party continuing on the date of such statement, the statement of the chief financial officer or vice president and treasurer of such GPU Party setting forth details of such Default or Unmatured Default and the action which such GPU Party proposes to take with respect thereto;

                     (ii) as soon as  available  and in any event  within  sixty days after the end of each of the first three quarters of each fiscal year of such GPU Party, a balance sheet of such GPU Party as of the end of such quarter and statements of income and retained earnings and cash flows of such GPU Party (in the case of the Parent, on a consolidated and consolidating basis) for the 3-month and 12-month periods ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures as of the end of and for the 3-month and the 12-month periods ending on the corresponding date of the preceding fiscal year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer or vice president and treasurer of such GPU Party as having been prepared in accordance with generally accepted accounting principles consistently applied, together with a certificate of said officer stating that said officer has no knowledge that a Default or an Unmatured Default, in each case, applicable to such GPU Party, has occurred and is continuing or, if a Default or an Unmatured Default applicable to such Affiliate

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

              has occurred and is continuing, a statement as to the nature thereof and the action which such GPU Party proposes to take with respect thereto;

                     (iii) as soon as available  and in any event within  ninety days after the end of each fiscal year of each GPU Party, a copy of the audited balance sheet for such year for such GPU Party including therein an audited balance sheet as of the end of such fiscal year and audited statements of income and retained earnings and cash flows of such GPU Party (in the case of the Parent, on a consolidated and consolidating basis) for such fiscal year, in each case certified (except for the consolidating financial statements) by PriceWaterhouseCoopers LLP or other independent public accountants of recognized standing reasonable acceptable to the Agent as having been prepared in accordance with generally accepted accounting principles consistently applied;

                     (iv) within thirty days after the filing thereof, copies of all Annual Reports on Form 10-K (or successor form), Quarterly Reports on Form 10-Q (or successor form), and reports on Form 8-K (or successor form) of each GPU Party filed with the SEC;

                     (v) as soon  as  possible  and in any  event  within  three
              Business Days of the occurrence of a material adverse change in the financial condition or results of operations or prospects of such GPU Party, the statement of the chief financial officer or vice president and treasurer of such GPU Party setting forth the details of such change, the anticipated effects thereof and the action which such GPU Party proposes to take with respect thereto;

                     (vi) as soon as possible and in any event within three days after any GPU Party acquires knowledge of the filing of any appeal of, or petition seeking modification or setting aside of, any order of the SEC under the Utility Act obtained in connection with this Guaranty, notice of such appeal or petition together with a copy thereof, if available;

                     (vii) as soon as practicable  and in any event within three
              Business Days after any GPU Party acquires knowledge thereof, notice of any change in the Debt Rating or in any credit rating used to determine the Debt Rating;

                     (viii) as soon as practicable and in any event within three
              Business Days after any GPU Party acquires knowledge thereof, notice of any change in the short-term debt borrowing limit prescribed by the SEC for any

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            GPU Party  under the Public  Utility  Holding  Company Act of 1935
            (such GPU Party's "Short-Term Debt Limit");

                     (ix) together with the financial statements delivered pursuant to paragraphs (ii) and (iii) above, a certificate of the chief financial officer or vice president and treasurer of the Parent setting forth in reasonable detail the calculations used in determining compliance by each relevant GPU Party with Section 6(i) and 7(b)(viii) as of the last day of the period or periods covered by such financial statements; and

                     (x) such other information respecting the business, properties or the condition or operations, financial or otherwise, of such GPU Party as any Lender may through to Agent from time to time reasonably request.

       SECTION 7. Negative Covenants of the Parent. So long as any amount in respect of any Advance shall remain unpaid, any Lender shall have any Commitment or any Obligation (whether contingent or otherwise) shall remain unpaid, the Parent will not and will not cause any other GPU Party to, unless the Required Lenders shall otherwise consent in writing:

       (a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any Utility Subsidiary to create, incur, assume or suffer to exist, any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any of such GPU Party's properties or rights, whether now owned or hereafter acquired (any of the foregoing being referred to herein as a "Lien"), or assign any right to receive income, services or property, except that the foregoing restrictions shall not apply to any such assignments in connection with the issuance of Securitization Securities not exceeding $900,000,000 at any time outstanding or to Liens:

                     (i) existing on the date hereof;

                     (ii) created to secure any Indebtedness of a GPU Party under any agreement or other document listed on Schedule I hereto and any extensions, renewals or refinancing of any such
              Indebtedness, provided that, in connection with any such extension, renewal or refinancing, the principal amount of such Indebtedness shall not be increased; provided, further, however, that no Lien created to secure any such Indebtedness shall extend to or cover property of any type which is excluded therefrom on the date hereof;

                     (iii) for taxes,  assessments  or  governmental  charges or levies on property of such GPU Party if the same shall not at the time be delinquent or thereafter

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

              can be paid without penalty, or are being contested in good faith and by appropriate proceedings;

                     (iv) imposed by law, such as carriers',  warehousemen's and mechanics' Liens and other similar Liens arising in the ordinary course of business;

                     (v) arising out of pledges or deposits  (A) under  worker's compensation laws, unemployment insurance, or other social security, or similar legislation, or (B) to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases, surety or similar bonds or other similar obligations, in each case under this clause (B) made in the ordinary course of business in an amount not to exceed $15,000,000 in the aggregate for all GPU Parties at any one time outstanding;

                     (vi) arising out of purchase money mortgages or other Liens on property acquired by such GPU Party in the ordinary course of business to secure the purchase price of such property or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such property to be subject to such Liens, or Liens existing on any such property at the time of acquisition, or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that no such Lien shall extend to or cover any property other than the property being acquired, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced;

                     (vii) affecting the fuel used in the power generating operations of any GPU Party;

                     (viii) constituting attachment,  judgment and other similar
              Liens arising in connection with court proceedings, provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith by proper proceedings or the payment of which is covered in full (subject to customary deductible amounts) by insurance maintained with responsible and reputable insurance companies or associations and such applicable insurance company or association has acknowledged its liability therefor in writing;

                     (ix) constituting easements, restrictions and other similar encumbrances arising in the ordinary course of business, which in the aggregate do not materially adversely affect such GPU Party's use of its properties; or

                     (x) in addition to the foregoing,  securing  amounts not to exceed in the aggregate $75,000,000 for each GPU Party at any one time outstanding.

       (b) Indebtedness. Create, incur, assume or suffer to exist, or permit any
Utility   Subsidiary  to  create,   incur,   assume  or  suffer  to  exist,  any
Indebtedness, except:

                     (i) Indebtedness of any Utility Subsidiary directly secured by Liens permitted by Section 7(a)(ii)-(vii);

                     (ii) Indebtedness of a GPU Party under any arrangement with any commercial bank pursuant to which such commercial bank has agreed (whether or not such agreement shall constitute a committed facility or shall otherwise be legally enforceable) to make unsecured loans or extend credit on an unsecured basis to one or more such GPU Parties up to a specified amount either on a demand basis or for periods of not in excess of 270 days or any similar financing arrangement commonly known as a "line of credit" (any such arrangement an "External Line"), commercial paper and other forms of unsecured short-term indebtedness, such commercial paper and such other unsecured short-term indebtedness having a stated maturity not in excess of 270 days from the date of issuance; provided, however, that the aggregate principal amount of all Indebtedness under External Lines of such GPU Party, such unsecured commercial paper of such GPU Party and such other unsecured short-term indebtedness of such GPU Party in each case at any one time outstanding, shall not exceed at any time (A) in the case of a GPU Party other than the Parent, such GPU Party's Short-Term Debt Limit, and (B) in the case of the Parent, the lesser of the Parent's Short-Term Debt Limit and $250,000,000;

                     (iii)  Indebtedness  of the Parent which is  expressly  and effectively subordinated to the Indebtedness hereunder and, without limiting the generality of the foregoing, which provides that, unless and until the Indebtedness hereunder shall have been paid in full, no payments of any kind, whether for principal, interest, premium, fees, expenses or otherwise, shall be made in the event of a Default described in Section 7.6, 7.7 or 7.8 of the Credit Agreement;

                     (iv) Indebtedness of any Utility Subsidiary arising from the purchase in the ordinary course of its business as conducted on the date hereof of fuel, supplies, equipment, services, electric energy and capacity with respect to which no assertion that such

              Indebtedness is delinquent in payment has been made and outstanding for more than 60 days, unless such GPU Party is contesting such assertion in good faith and by appropriate proceedings;

                     (v) Indebtedness with respect to unfunded vested benefits under Plans or withdrawal liability incurred under ERISA by any GPU Party or any of its ERISA Affiliates to any Multiemployer Plan of such Affiliate;

                     (vi) Indebtedness of any Utility Subsidiary with respect to capital lease obligations;

                     (vii) Indebtedness of any Utility Subsidiary with respect to obligations arising under arrangements for the lease of nuclear fuel and materials;

                     (viii) any unsecured  Indebtedness  not to exceed until the date of the merger of the Parent with and into First Energy Corp., an Ohio corporation, (A) in the case of the Parent (on an unconsolidated basis), the aggregate amount of $2,000,000,000 and
              (B) in the case of each Utility Subsidiary, the aggregate amount of $200,000,000 at any one time outstanding;

                     (ix) Debt of a GPU Party (A) in respect  of  Securitization
              Securities in amounts not in excess of $900,000,000 at any time outstanding or Subordinated Debt in amounts not in excess of $400,000,000 at any time outstanding and (B) under any of those agreements and other documents listed on Schedule I hereto (or under any indenture in which the Debt is secured by first mortgage bonds referenced on Schedule I), as such agreements and other documents may be amended or supplemented from time to time, and any extensions, renewal or refinancings of any such Debt, provided, that in connection with any such extension, renewal or refinancing, the principal amount of such Debt shall not be increased; and

                     (x) other unsecured Debt not in excess of the amount otherwise permitted under Section 6(i).

       (c) Assumptions, Guaranties, Etc. of Indebtedness of Other Persons. Assume, guarantee, endorse or otherwise become directly or contingently liable, or permit the Utility Subsidiaries to assume, guarantee, endorse or otherwise become directly or indirectly liable (including, without limitation, in any case, liable by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss) in connection with any obligation or Indebtedness of any other Person, except:

                     (i) guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

                     (ii) obligations to pay insurance premiums;

                     (iii) guaranties  existing on the date hereof to the extent permitted pursuant to Section 7(b)(viii);

                     (iv) guaranties by any Utility Subsidiary of obligations of any Subsidiary of such Utility Subsidiary to the extent permitted pursuant to Section 7(b)(viii);

                     (v) indemnifications of any GPU Party or GPU Services, Inc.
              or GPU Nuclear, Inc. for the benefit of suppliers and contractors of property or services to any GPU Party (other than the Parent) with respect to nuclear material and facilities;

                     (vi) guaranties or indemnifications by any GPU Party issued in the ordinary course of business of such GPU Party (and not covering the payment or performance of any GPU Party's indebtedness for borrowed money) such as self-insurance guaranties and those issued in favor of surety companies issuing indemnity bonds, third party vendors or customers to promote conservation of energy or cogeneration, stock transfer agents, lessors or vendors of equipment, supplies or services; and

                     (vii) guaranties by the Parent of obligations of any GPU Party (only for so long as such GPU Party is a Subsidiary of Parent) to the extent permitted pursuant to Section 7(b)(viii).

       (d) Mergers, Etc. Merge or consolidate with any Person (other than the merger of the Parent with and into First Energy Corp., an Ohio corporation), unless:

                     (i) the  surviving or resulting  entity is a GPU Party that agrees to be bound hereby pursuant to a writing in form and substance reasonably acceptable to the Agent;

                     (ii) immediately  after giving effect thereto no Default or
              Unmatured Default applicable to the surviving or resulting Person shall have occurred and be continuing; and

                     (iii) the senior unsecured debt of the surviving or resulting Person shall be rated at least BBB- by S&P and at least Baa3 by Moody's.

       (e) Sale of Assets, Etc. From the date hereof until the Facility Termination Date, the Parent will not, and will not permit or cause any GPU Party to, sell, transfer, lease, assign or otherwise convey or dispose of 25% or more of its assets (whether now owned or hereafter acquired), in any single or series of transactions, whether or not related, except for (i) dispositions of current assets in the ordinary course of business as conducted on the date hereof, (ii) dispositions of assets not exceeding 5% of such GPU Party's assets in connection with sale-leaseback transactions relating to such assets, (iii) conveyances of assets from one GPU Party to another and (iv) dispositions of any generating and related assets of any GPU Party listed on Schedule II hereto, provided that before and after giving effect to any such disposition, no Default under Section 7.2 of the Credit Agreement shall have occurred and be continuing.

       (f) Constituent Documents, Etc. The Parent will not, and will not permit or cause any GPU Party to, change in any material respect, the nature of its business, charter, certificate of incorporation or other similar document, accounting policies or accounting practices (except as required or permitted by the Financial Accounting Standards Board or generally accepted accounting principles and except as contemplated in connection with the merger of the Parent with and into First Energy Corp.) (it being agreed that such portion of any change to a charter, certificate of incorporation or other similar document that provides for the issuance of equity shall not be deemed material) or cease to engage principally in the business of the transmission and distribution of electric power.

       SECTION 8. Waivers. (a) The Parent hereby waives any failure or delay on the part of the Agent, the LC Issuer or any Lender in asserting or enforcing any of its rights or in making any claims or demands hereunder. The Borrower, the Agent, the LC Issuer or any Lender may at any time, without the Parent's consent, without notice to the Parent and without affecting or impairing the Borrower's, the Agent's, the LC Issuer's or such Lender's rights or the Parent's obligations hereunder, do any of the following with respect to any Loan Document to which it is a party: (i) make changes, modifications, amendments or alterations thereto, by operation of law or otherwise, including, without limitation (in the case of the Credit Agreement and the Notes), any increase in the Commitments or the rate of interest payable with respect to Advances or any change in the method of calculating the rate of interest payable with respect thereto, (ii) grant renewals and extensions of time, for payment or otherwise,
(iii) accept new or additional documents, instruments or agreements relating to or in substitution thereof, or (iv) otherwise handle the enforcement of their respective rights and remedies in accordance with their business judgment.

       (b) If the Parent shall at any time or from time to time fail to perform or comply with any of its obligations contained herein and if for any reason any Agent, the LC Issuer or any

       Lender shall have failed to receive when due and payable (whether at stated maturity, by acceleration, or otherwise) the payment of all or any part of principal of, or interest on, or any other amount payable by the Borrower in respect of any Obligations owing to such Agent, the LC Issuer or such Lender (as the case may be), then in each case, to the fullest extent permitted by law, (i) it shall be assumed conclusively without necessity of proof that such failure by the Parent was the sole and direct cause of such Agent's, the LC Issuer's or such Lender's (as the case may be) failure to receive such payment when due irrespective of any other contributing or intervening cause whatsoever, and (ii) the Parent further irrevocably waives any right or defense that the Parent may have to cause such Agent, the LC Issuer or any Lender (as the case may be) to prove the cause or amount of any damages or to mitigate the same.

       (c) The Parent irrevocably waives, to the fullest extent permitted by law and for the benefit of, and as a separate undertaking with, the Agent, the LC Issuer and each Lender, any defense to the performance of this Guaranty that may be available to the Parent as a consequence of this Guaranty's being rejected or otherwise not assumed by the Borrower or any trustee or similar official for the Borrower or for any substantial part of the property of the Borrower, or as a consequence of this Guaranty's being otherwise terminated or modified, in any bankruptcy or insolvency proceeding, whether such rejection, non-assumption, termination or modification shall have been by reason of this Guaranty's being held to be an executory contract or by reason of any other circumstance. If, notwithstanding the foregoing, this Guaranty shall be rejected or otherwise not assumed, or terminated or modified, the Parent agrees, to the fullest extent permitted by law, for the benefit of, and as a separate undertaking with, the Agent, the LC Issuer and each Lender, that the Parent will be unconditionally liable to pay to the Agent, the LC Issuer and each Lender (as the case may be) an amount equal to each payment that would otherwise be payable by the Parent under or in connection with this Guaranty if this Guaranty were not so rejected or otherwise not assumed or terminated or modified.

       SECTION 9. Amendments, Etc. Subject to the provisions of Section 12.1 of the Credit Agreement, no amendment or waiver of any provision of this Guaranty, nor consent to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by both parties and consented to by the Required Lenders.

       SECTION 10. Notices. All notices and other communications provided for hereunder shall be in writing (including telecopy transmission) and (except when particular means are specified) mailed, faxed or delivered, if to the Parent or the Borrower, at 310 Madison Avenue, Morristown, New Jersey 07962-1957,
Attention: Vice President and Treasurer, telecopy: 201-263-6977; if to any Lender, to the address specified for notice pursuant to the

Credit Agreement; and if to the Agent, at its address specified for notice pursuant to the Credit Agreement; or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed or telecopied, be effective when deposited in the mails or transmitted, respectively.

       SECTION 11. Costs, Expenses and Taxes. (a) The Parent agrees to pay on demand all reasonable costs and expenses in connection with the preparation, execution, delivery, modification and amendment of this Guaranty, and all costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Guaranty. The Parent also agrees to indemnify the Agent, the LC Issuer and each Lender from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against any Agent, the LC Bank or any Lender (as the case may be) in any way relating to or arising out of this Guaranty or any action taken or omitted by the Agent, the LC Issuer or any Lender hereunder, except for such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Person seeking such indemnity.

       (b) Any and all payments made by the Parent shall be made free and clear of and without deduction for any and all current or future United States Federal, state and local taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect to such payments, but only to the extent reasonably attributable to such payments, excluding (i) income taxes imposed on the net income of the Agent, the LC Issuer or any Lender and (ii) franchise taxes imposed on the net income of the Agent, the LC Issuer or any Lender, in each case by the jurisdiction under the laws of which the Agent, the LC Issuer or such Lender is organized or doing business through offices or branches located therein, or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities, collectively or individually, "Taxes"). If the Parent shall be required to deduct any Taxes from or in respect of any sum payable hereunder to the Agent, the LC Issuer or any Lender, (i) the sum payable shall be increased by the amount (an "additional amount") necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 11), the Agent, the LC Issuer or such Lender (as the case may
be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Parent shall make such deductions and (iii) the Parent shall pay the full amount deducted to the relevant governmental authority in accordance with applicable law.

       (c) In addition, the Parent shall pay to the relevant governmental authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Guaranty ("Other Taxes").

       (d) The Parent shall indemnify the Agent, the LC Issuer and each Lender (as the case may be) for the full amount of Taxes and Other Taxes with respect to payments paid by such person, and any liability (including penalties, interest and expenses (including reasonable attorney's fees and expenses)) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant United States governmental authority. A certificate setting forth and containing an explanation in reasonable detail of the manner in which such amount shall have been determined and the amount of such payment or liability prepared by a Lender, the LC Issuer or the Agent on their behalf, absent manifest error, shall be final, conclusive and binding for all purposes. Such indemnification shall be made within 30 days after the date the Agent, the LC Issuer or the Lender, as the case may be, makes written demand therefor.

       (e) If the Agent, the LC Issuer or a Lender shall become aware that it is entitled to claim a refund from a United States governmental authority in respect of Taxes or Other Taxes as to which it has been indemnified by the Parent, or with respect to which the Parent has paid additional amounts, pursuant to this Section 11, it shall promptly notify the Parent of the availability of such refund claim and shall, within 30 days after receipt of a request by the Parent, make a claim to such United States governmental authority for such refund at the Parent's expense. If the Agent, the LC Issuer or a Lender receives a refund (including pursuant to a claim for refund made pursuant to the preceding sentence) in respect of any Taxes or Other Taxes as to which it has been indemnified by the Parent or with respect to which the Parent had paid additional amounts pursuant to this Section 11, it shall within 30 days from the date of such receipt pay over such refund to the Parent (but only to the extent of indemnity payments made, or additional amounts paid, by the Parent under this
Section 11 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses and without interest (other than interest paid by the relevant United States governmental authority with respect to such refund); provided, however, that the Parent, upon the request of the Agent, the LC Issuer or such Lender, agrees to repay the amount paid over to the Parent (plus penalties, interest or other charges) to the Agent, the LC Issuer or such Lender (as the case may be) in the event the Agent, the LC Issuer or such Lender (as the case may be) is required to repay such refund to such United States governmental authority.

       (f) As soon as practicable, but in any event within 30 days, after the date of any payment of Taxes or Other Taxes by the Parent to the relevant United States governmental authority, the Parent will deliver to the Administrative
Agent, at its address referred to in Section 10, the original or a certified copy of a receipt issued by such United States governmental authority evidencing payment thereof.

       (g) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 11 shall survive the payment in full of the Obligations.

       (h) Each of the Administrative Agent, the LC Issuer and each Lender that is organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia (a "Non-U.S. Payee") shall deliver to the Parent and the Agent two copies of either United States Internal Revenue Service Form W-BEN, Forms W-ECI or Form W-8IMY, properly completed and duly executed by such Non-U.S. Payee claiming complete exemption from, or reduced rate of, United States Federal withholding tax on payments by the Parent under this Guaranty. Such forms shall be delivered by each Non-U.S. Payee on or before the date it becomes a party to the Credit Agreement (or, in the case of any Lender that becomes a party to the Credit Agreement pursuant to an Assignment and Acceptance (a "Transferee"), on or prior to the effective date of such Assignment and Acceptance) and on or before the date, if any, such Non-U.S. Payee changes its Applicable Lending Office by designating a different lending office (a "New Lending Office"). In addition, each Non-U.S. Payee shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Payee. Notwithstanding any other provision of this
Section 11, a Non-U.S. Payee shall not be required to deliver any form pursuant to this Section 11 that such Non-U.S. Payee is not legally able to deliver.

       (i) The Parent shall not be required to indemnify any Non-U.S. Payee, or to pay any additional amounts to any Non-U.S. Payee, in respect of United States Federal, state or local withholding tax pursuant to paragraph (a) or (c) above to the extent that (i) the obligation to withhold amounts with respect to United States Federal, state or local withholding tax existed on the date such Non-U.S. Payee became a party to the Credit Agreement (or, in the case of a Transferee, on the effective date of the Assignment and Acceptance pursuant to which such Transferee becomes a Lender) or, with respect to payments to a New Lending Office, the date such Non-U.S. Payee designated such New Lending Office with respect to an Extension of Credit; provided, however, that this clause (i) shall not apply to any Lender that becomes a Lender or New Lending Office that becomes a New Lending Office as a result of an assignment or designation made at the request of the Parent; and provided further, however, that this clause (i) shall not apply to the extent the indemnity payment or additional amounts any Lender, the Agent, the LC Issuer or any Lender through a New Lending Office would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the person making the assignment or transfer to such Lender, the Agent, the LC Issuer or such Lender making the designation of such New Lending Office would have been entitled to receive in the absence of such assignment, transfer or designation or (ii) the obligation to pay such additional amounts or such indemnity payments would not have arisen but for a failure by such Non-U.S. Payee to comply with the provisions of paragraph (h) above and (j) below.

       (j) Any of the Agent, the LC Issuer or any Lender claiming any indemnity payment or additional amounts payable pursuant to this Section 11 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Parent or to change the jurisdiction of its Applicable Lending Office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amounts that may thereafter accrue and would not, in the good faith determination of the Agent, the LC Issuer or such Lender (as the case may be), be otherwise disadvantageous to such person.

       (k) Nothing contained in this Section 11 shall require the Agent, the LC Issuer or any Lender to make available to the Parent any of its tax returns (or any other information) that it deems to be confidential or proprietary.

       SECTION 12. Continuing Guaranty; Assignment under Credit Agreement. This Guaranty is a continuing guaranty and shall (i) remain in full force and effect, until the later of (x) the payment in full of the Obligations and all other amounts payable under this Guaranty and (y) the expiration or termination of the Commitments, (ii) be binding upon the Parent, its successors and assigns, and
(iii) inure to the benefit of, and be enforceable by, the Agent, the LC Issuer and the Lenders and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (iii), any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement in accordance with Section 12.1 of the Credit Agreement and the transferee shall thereupon become vested with all the benefits in respect thereof granted to such Bank herein or otherwise, subject, however, to the provisions of Article X (concerning the Agent) of the Credit Agreement. The Parent may not assign its rights and obligations hereunder other than to a GPU Party as a result of a merger or consolidation of the Parent permitted under
Section 7(d) hereof.

       SECTION 13. Governing Law. This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to conflict of law principles.

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

       SECTION 14. Remedies. The remedies herein provided shall be cumulative and non-exclusive and shall be in addition to any other rights and remedies the Borrower may have under this Guaranty.

       SECTION 15.  Jurisdiction;  Venue; Waiver of Jury Trial; Right of Setoff.
(a) The Parent hereby irrevocably and unconditionally submits to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the Loan Documents, or for recognition or enforcement of any judgment, and hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. The Parent agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Subject to the foregoing and to paragraph (b) below, nothing in any Loan Document shall affect any right that any party thereto may otherwise have to bring any action or proceeding relating to any Loan Document against any other party thereto in the courts of any jurisdiction.

       (b) The Parent hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or thereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any New York State or Federal court. The Parent hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

       (c) THE PARENT HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ALL LITIGATION BASED ON THE LOAN DOCUMENTS, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THE LOAN DOCUMENTS, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE PARENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENT, THE LENDERS AND THE LC ISSUER ENTERING INTO THE LOAN DOCUMENTS.

       (d) If (i) an Event of Default shall have occurred and be continuing  and
(ii) the request  shall have been made or the consent  granted as  specified  by
Section 8.1(i) of the Credit Agreement to authorize the Agent to declare the Advances of the Borrower due and payable pursuant to the provisions of such
Section 8.1(i), each Lender and the LC Issuer is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or the LC Issuer to or for the credit or the account of the Guarantor against any of and all the obligations of the Guarantor now or hereafter existing under this Guaranty held by such Lender or the LC Issuer, irrespective of whether or not such Lender or the LC Issuer shall have made any demand under this Guaranty and although such obligations may be unmatured. The rights of each Lender and the LC Issuer under this subsection are in addition to other rights and remedies (including other rights of setoff) which such Lender or the LC Issuer may have.

      IN WITNESS WHEREOF, the Parent has caused this Guaranty to be duly executed as of the day and year first above written.




                                    GPU, INC.



                                    By :  /s/ T.G. Howson
                                         -----------------------------
                                    Name:  Terrance G. Howson
                                    Title: Vice President and Treasurer

                                   SCHEDULE I


10.   Jersey Central Power & Light Company

      First Mortgage Bonds
      --------------------
      Indenture, dated as of March 1, 1946, to United States Trust Company of New York, as Successor Trustee, as supplemented

      Debentures
      ----------

      Subordinated Debenture Indenture, dated as of May 1, 1999, to United States Trust Company of New York, as Trustee

      Senior Notes
      ------------

      Senior Note Indenture, dated as of July 1, 1999, to United States Trust Company of New York, as Trustee

11.   Metropolitan Edison Company

      First Mortgage Bonds
      --------------------

      Indenture, dated November 1, 1994, to United States Trust Company of New York, as Successor Trustee, as supplemented

      Debentures
      ----------

      Subordinated Debenture Indenture, dated as of May 1, 1999, to United States Trust Company of New York, as Trustee

      Senior Notes
      ------------

      Senior Note Indenture, dated as of April 1, 1999, to United States Trust Company of New York, as Trustee

12.   Pennsylvania Electric Company

      First Mortgage Bonds
      --------------------

      Mortgage and Deed of Trust, dated as of June 1, 1942, to United States Trust Company of New York, as Successor Trustee, as supplemented

      Debentures
      ----------

      Subordinated Debenture Indenture, dated as of July 1, 1994, to United States Trust Company of New York, as Trustee

      Senior Notes
      ------------

      Senior Note Indenture dated as of April 1, 1999, to United States Trust Company of New York, as Trustee

                                   SCHEDULE II

                               GENERATING FACILITY


      Pumped Storage
      --------------

      Yards Creek Station, a 400 MW pumped storage facility located in northwestern New Jersey on a 1,373-acre site. JCP&L owns a 50% undivided ownership interest in the station.





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